October 23, 2018

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on October 17, 2018, to be filed by our client, Indoor Harvest Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Thayer O'Neal Company, LLC

Thayer O'Neal Company, LLC